Investor Relations Tony Borowicz tony.borowicz@integer.net 716.759.5809
FOR IMMEDIATE RELEASE	Media Relations Kelly Butler kelly.butler@integer.net 214.618.4216

Integer Appoints Sheila Antrum, Cheryl Capps and Tyrone Jeffers to Board of Directors
~ New Directors Bring Strong Manufacturing and Healthcare Experience to Integer Board ~

PLANO, TEXAS – Feb. 1, 2021 – Integer Holdings Corporation (NYSE: ITGR), a leading medical device outsource (MDO) manufacturer, today announced that it has elected Sheila Antrum, Cheryl Capps and Alvin (Tyrone) Jeffers to its Board of Directors.
“Integer’s Board regularly evaluates its composition to ensure it encompasses the appropriate skills, background and diverse perspectives necessary to drive growth for Integer’s shareholders,” said Bill Sanford, Integer Chairman of the Board. “We’re fortunate to be gaining the collective counsel and combined experience in medical operations, supply chain, manufacturing, and research and development that Sheila, Cheryl and Tyrone bring to our Board.”
“The management team and I look forward to partnering with Sheila, Cheryl and Tyrone as we execute our strategy to deliver sustained outperformance,” said Joseph Dziedzic, Integer president and CEO. “Each new director brings relevant manufacturing or industry experience and diversity of thought that will contribute to both the strategy and culture of Integer.”
Sheila Antrum, 62, joins Integer’s Board as a member of the Corporate Governance and Nominating Committee and the Compensation and Organization Committee. She brings more than 40 years of experience delivering medical operations and oversight of clinical services across multiple facilities to the Integer Board. She is currently senior vice president and chief operating officer at UCSF Health, the health system and umbrella brand for the clinical enterprise of the University of California San Francisco. She also serves as the president of adult services at UCSF Health.
Cheryl C. Capps, 59, joins the Integer Board of Directors as a member of the Corporate Governance and Nominating Committee and the Technology Strategy Committee. She brings more than 35 years of diverse leadership experience in manufacturing, supply chain, research and development, quality, strategy and business management. She is currently senior vice president and chief supply chain officer for Corning Inc., one of the world's leading innovators in materials science, based in Corning, N.Y.
Alvin (Tyrone) Jeffers, 47, joins Integer’s Board as a member of the Audit Committee and Technology Strategy Committee. He brings more than 24 years of extensive knowledge in manufacturing and supply chain, coupled with experience in helping organizations navigate cultural change. He is currently vice president, global manufacturing and supply chain for SPX FLOW, Inc., a Charlotte, N.C.-based company that innovates with customers to help feed and enhance the world by designing, delivering and servicing high value process solutions at the heart of growing and sustaining diverse communities. He also serves as chairman of the engineering advisory board at North Carolina Agricultural & Technical State University’s College of Engineering.

About Integer®
Integer Holdings Corporation (NYSE: ITGR) is one of the largest medical device outsource (MDO) manufacturers in the world serving the cardiac, neuromodulation, vascular, portable medical, advanced surgical and orthopedics markets. The company provides innovative, high-quality medical technologies that enhance the lives of patients worldwide. In addition, it develops batteries for high-end niche applications in energy, military, and environmental markets. Greatbatch Medical®, Lake Region Medical® and Electrochem® comprise the company’s brands. Additional information is available at www.integer.net.